Exhibit 99.1

JACKSONVILLE BANCORP, INC. ANNOUNCES
APPOINTMENT OF NEW CHIEF CREDIT OFFICER

JACKSONVILLE, FL, September 4, 2014 /Marketwired/ -- Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today the appointment of Joseph W. Amy as the Executive Vice President and Chief Credit Officer of Bancorp.  Mr. Amy will also serve as the Executive Vice President and Chief Credit Officer of the Bank, subject to regulatory approval.

Mr. Amy has over 40 years of experience in senior positions in regional and community banks.  From 2009 to July 2013, he served as the Executive Vice President and Chief Credit Officer of First Financial Holdings, Inc. and First Federal Bank of Charleston, South Carolina, where he recruited, built and led the bank’s Credit Risk Management Division.    Prior to that, Mr. Amy served as a consultant at Crowe Horwath LLP, Grand Rapids, Michigan, where he performed bank credit processes and ALLL review engagements for bank clients across the country.  Mr. Amy holds a B.A. in Economics from DePauw University, Greencastle, Indiana, and an M.B.A in Finance from the University of Michigan.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $494.6 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Bancorp does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Information regarding risks and uncertainties relevant to Bancorp can be found in Bancorp’s filings with the Securities and Exchange Commission, including Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.